                                                                       EXHIBIT 8

                      [MIRO WEINER & KRAMER LETTERHEAD]



                                                September 19, 1997



Taubman Centers, Inc.
200 East Long Lake
Suite 300
Bloomfield Hills, Michigan  48303-0200

     Re:  Registration Statement on Form S-3, File No. 333-35433

Gentlemen:

     We have acted as counsel to you (the "Company") in connection with the preparation and filing of the above-referenced Registration Statement, as amended (the "Registration Statement"),and the Prospectus included in the Registration at the time it is declared effective (the "Prospectus"). Terms used but not otherwise defined in this opinion letter have the meanings ascribed to them in the Registration Statement.


     In our capacity as counsel to the Company, we have examined such documents and other information as we deemed necessary and relevant as a basis for the opinions expressed below. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed documents we reviewed, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officers and representatives of the Company and others. We have also assumed, with your consent, the accuracy of the representations contained in the letter from the Company to us of even date (the "Representation Letter"). These representations relate to the classification and operation of the Company as a REIT and the organization and operation of TRG, the Center Owners, and the TRG Trusts.

     Based upon and subject to the foregoing, we are of the opinion that:

     1.   the Company qualifies for taxation as a REIT under the Code;
          and

     2. the discussion contained in that portion of the Prospectus under the caption "Federal Income Tax Considerations" fairly summarizes the Federal income tax considerations that are likely to be material to a holder of Common Stock or Preferred Stock of the Company.

MIRO WEINER & KRAMER

Taubman Centers, Inc.
September 19, 1997
Page 2


     The foregoing opinions are given as of the date of this letter and are based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation from the facts set forth in the Registration Statement or Representation Letter may affect the conclusions stated above. Moreover, the Company's qualification for taxation as a REIT depends upon its ability to meet, through actual annual operating results, requirements under the Code regarding income, distributions, and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of operations for any taxable year will satisfy the tests necessary to qualify for taxation as a REIT.

     This opinion letter is furnished to you solely for use in connection with the Registration Statement. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. No opinions other than those expressly stated above are implied or should be inferred.

                                           Sincerely yours,


                                           /s/ MIRO WEINER & KRAMER